MIGO SOFTWARE
MacroPort Acquisition Conference Call
Thursday – May 24, 2007
1:00 p.m. Eastern

Introduction by Operator

Kent Heyman:

Thank you Operator. Good Afternoon everyone, and thank you for joining our call. You have most likely seen yesterday’s press release announcing our pending acquisition of Macroport, Inc., a provider of Mobile Device Content Management Applications, and we are looking forward to reviewing this exciting transaction with you on this call.

Today’s call is being broadcast over this conference line and is also available via the web as noted in our press release. It will be available after the call in a recorded format through the conference service and on our website.

With me on the call this afternoon are Johnathan Tann, President of Macroport, Rick Liebman, our Chief Financial Officer, and Rob Halligan, our Senior Vice President of Sales and Marketing.

Before we get started I would like to ask Al Palombo of Cameron Associates to read to you our safe harbor statement.

Al Palombo:

Thanks Kent.

In order to comply with the forward-looking statements Safe Harbor, I want to advise you that in addition to historical information, certain comments made during this conference call, particularly those anticipating future financial performance, business prospects, and gross operating strategies constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as anticipate, believe, estimate, expect, intend, predict, hope, or similar expressions. Such statements which include estimated financial information or results are based on management’s current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements, including, without limitation to, risks related to: economic conditions in general and conditions in the Company’s industry and target markets in particular commercialization and technological difficulties; capacity and supply constraints; timely product and technology development/upgrades and the ability to manage changes in market conditions as needed; market acceptance of new products and continuing product demand; the impact of competitive products and pricing on the Company’s and its customers’ products and markets; development, release and sales of new products by strategic suppliers and customers; and reliance on third parties. Any forward-looking statements are based on information available to Migo Software today and Migo Software does not undertake any obligation to update any of the forward-looking statements after the date of this conference call.

With that said, I’ll now turn the call back to Kent

Kent Heyman:

Thanks Al

In a moment, I will turn over the call to Johnathan Tann who will review the MacroPort product offering with you. Before I do that, allow me to summarize why we think that this deal presents exciting opportunities for Migo and its shareholders:

•	To begin with, the integration of Macroport’s product line into the Migo offering will give our end user’s the ability to take, in addition to their email and documents, Music, Video, and Photo’s with them on their portable device of choice, such as USB Drives, SD Cards, Smart Phones, or Cameras, always synched, backed up, and fully restorable.

•	The Macroport technology dramatically accelerates our development plans, quickly positioning us in the exploding SD Card/Mobile Handset market.

•	In addition, Macroport , brings existing OEM distribution deals with Kingston, Microsoft, Palm, and Shutterfly (among others), along with a robust pipeline of further opportunity in the mobile handset space.

•	Also, with the closing of the Macroport transaction, we will be pleased to add their extensive expertise and experience in the development of Mobile Media solutions to our Migo team.

•	Some of you will recall that just about a year ago Migo had just one OEM agreement, with Msystems. With the closing of the Macroport deal, and the integration of our Stompsoft acquisition, we now have OEM/distribution agreements with Kingston, Memorex, Palm, Microsoft, and HP.com among others, retail distribution through Target, Comp USA, Office Depot, Fry’s, Amazon (among others), and a robust web channel through which to feed our growing direct business, driven by broad OEM and retail exposure.

•	We had also previously told you that our distribution has gone from approximately 3.0 million units in 2006, to an estimated 15+ million units in 2007. With the combined product offering we could see this increase to an excess of 100 million units by the end of 2008.

With that said, let me turn it over to Johnathan Tann, President of Macroport, to tell you in more detail about the Macroport offerings, Johnathan?

Johnathan Tann:
Thanks Kent.

Let me tell you a little bit about MacroPort and its best of breed product offering.

In 2001, we founded MacroPort to deliver content seamlessly to mobile devices. Our goal was to develop technologies that made it easy for people to interact with music, videos, pictures and other compelling content. Over the past four years, we have become a trusted partner for carriers, software vendors and device manufacturers. By licensing MacroPort’s technologies, our customers directly drive revenues and increase market shares by providing a total content experience on mobile devices.

MacroPort’s patent pending products include our “Universal Loader,” which enables the automatic launching of mobile applications and content onto mobile devices from Nokia, Motorola, Palm and others. With the Universal Loader, we deliver a compelling user experience directly from removable flash memory to the device. With more than 65% of all mobile phones now shipping with removable memory capabilities, this allows content owners, device manufacturers and carriers, an immediate out of the box content experience. For example, the Universal Loader enables what we call “plug and play” capabilities. More and more, when a consumer buys a new phone, that phone ships with a memory card. Our technology allows content such as full featured movies and music to be played the moment the card is inserted, turning the phone into an immediate multimedia device.

Our “Mobile Billboard,” addresses over 700 million flash cards expected to ship in 2007 and turns them into rich advertising vehicles. You can envision mapping software being distributed on flash memory. Here’s a great example of how this works: The first time the card is inserted into a device a BMW film trailer runs. At the end there is a call to action to the BMW website for more information. The Mobile Billboard provides full backend tracking capabilities and allows flash manufacturers to turn a commodity based product into a value added product.

We have also looked at digital photography and the difficulty consumers have in moving pictures off of their digital cameras and camera phones to their PCs and up to Photo Finishing sites such as Shutterfly. MacroPort’s PhotoPlay technology enables photos and videos to be copied and uploaded with no user interaction, eliminating anywhere from 10 to 20 steps in the process. Licensing our PhotoPlay technology both online and traditional photo finishers acquire new customers and generate sales by easing the upload process.

Lastly, we believe that video content will drive handset growth and data adoption. One of the main issues with playing video today is that there are over 150 different screen sizes and video playback technology. MacroPort’s “Video AutoScalar,” solves this problem by automatically scaling the video on a real time frame by frame basis to adapt to the particular device characteristics. What this means for content owners are that they can effectively author content once and publish anywhere. Whether you are watching video on your PC, your TV or your mobile device, it is displayed at the right resolution and proper format.

MacroPort is extremely excited to integrate our technologies with Migo’s fantastic products. Together we can provide 360 degree access to any content regardless of where it resides and whether you are accessing it from a PC or a mobile phone. No matter where you are, you can be sure your content is always up to date and with you. We immediately see huge benefits for our existing customer base and opportunities to mobilize Migo’s products and are excited to take what we believe to be revolutionary products to market.

Back to you Kent.

Kent Heyman:

Thank you, Johnathan. As you can see the MacroPort product offering and opportunity is very exciting. I would now like to turn the call over to Rob Halligan, our SVP of Sales and Marketing to expand upon why we think that our combination with Macroport will be quickly accretive, Rob?

Rob Halligan:

The Macroport acquisition does a number of things for our company:
1.     It adds Digital Media oriented solutions to our product portfolio, which rounds out our traditionally data oriented solutions, enabling us to truly manage and connect to the full breadth of files, music, videos and photos consumers use on their computers. What this means is that all the movies, songs email and photos people have on their PCs will  be more easily accessible and more usable outside of their own PC on mobile smart phones devices and on a other PCs than ever before.

2.      The Macroport  technology  can be configured into  standalone consumer products, as well as combined with our current Migo products to create a much wider product lineup that is relevant to customers in broader areas of the market. This is important because it gives us more products for our retail customers which feed into over 6 thousand stores in North America,  plus provides more cross sell upsell opportunities on our e-store, migosoftware.com  and creates a wider array of interesting technology for our OEM partners  such as Kingston and Memorex.

3.      In addition, Macroport brings a customer list in sectors not currently in Migo’s sales pipeline, specifically in the mobile phone space.   What this means is that we now have the opportunity to sell our current Migo technology, plus the integrated technology that we will add from Macroport, into  customers not available before to Migo.

4.      This  new wider product lineup from the combined businesses is very relevant to these Macroport handset customers as we now can provide them connection to the desktop computer and the full range of data, music, video, and photos on the PC in ways they previously were not able to achieve. Why this is important is that we see other companies who have individual pieces which they sell, such as email synchronization, or photo compression for the mobile space, but we believe we are unique in providing the full spectrum of management of PC content to consumers and customers in the mobile space

5.      All of these advantages strengthens will Migo’s position in the market, enabling us to further tighten our relationship with existing customers in a number of channels, enable us to close new business in hot market categories for Migo and  provide us to the opportunity to more rapidly scale as a business. Most importantly, ask Kent alluded to earlier, the scalability of this distribution could put us on as many 100 million devices next year. We know today that we generate $.75 per unique visitor to our website. So, for example based on 100M shipment goal next year of our products, if just 5% of those users who get our products go to our website just once, we will triple our web sales from 2007. Moreover, we are building our products this year so that we have much more robust integration of internet links for upgrades and other functionality online, which will drive more of the users online, more often where we can upsell and cross sell them products. This creates a very exciting opportunity to capture  — and keep —a substantial base of paying users, and to drive significant sales online.

I’m going to turn the call over to Rick will now give you some more details on the structure of the deal, as well as the anticipated timing of the close: Rick?

Rick Liebman:

Thanks, Rob. As described in the Press Release, this transaction is an all-stock deal, valued initially at $4.5 million. The consideration is comprised of $2.0 million of common stock (10 million shares valued at $0.20/share) and $2.5 million of Senior Convertible Preferred Stock, convertible at .20 cents, or 12,500,000 shares.

Once Migo’s share trade at more than $0.45 for ten days, the Preferred shares automatically convert to common.

Additionally, the Macroport shareholders have the opportunity to earn up to an additional $3.0 million, payable in a combination of cash or stock at the election of Migo, if revenues attributable to Macroport products result in more than $4.0 million in revenue during the 12 months following the close of the deal. The MacroPort holders are certainly optimistic that they will participate in the earn out, And we certainly hope they do too.

Now, I’d like to pass the call back to Kent for his closing remarks.

Kent Heyman:

Thanks, Rick. Before we open it up for questions, please let me leave you with a few thoughts on the significance of the transaction:

•	We have previously told you that we wanted to expand our offering into Video, Photo’s and Music...with Macroport we have done it well ahead of schedule and just as the Mobile Media / SD card market begins to explode;

•	We have also previously told you that our distribution has gone from approximately 3.0 million units in 2006, to an estimated 15+ million units in 2007. The Migo/Macroport combined offering gives us distribution upside of many multiples of that...perhaps in excess of 100 million units by the end of 2008.

•	We believe that our offering will now put us in a competitively advantageous position, enabling us to not only close on our existing pipeline OEM opportunities, but to quickly amass more distribution pipeline

As you know, we have previously guided to 2007 Revenues of $6.5-7.0 million, up from (400K) in 2006. Clearly, we have added significant upside revenue potential into 2008 and beyond as we continue to build upon our marketing and distribution platform.

With that, I will open it up for questions, Operator?